CONSENT OF INDEPENDENT ACCOUNTANTS


          We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of (a) our report on the financial statements of the Company dated September 20, 1995 appearing on page 27 of the Company's Annual Report on Form 10-K, as amended, for the year ended June 30, 1995 and (b) our report on the financial statements of CEX dated September 20, 1995 appearing on page 58 of the Company's Annual Report on Form 10-K, as amended, for the year ended June 30, 1995. We also consent to the reference to us under the heading "Experts" in such Prospectus.


                                PRICE WATERHOUSE LLP

                                Price Waterhouse LLP

                                Oklahoma City, Oklahoma
                                May 16, 1996